Exhibit 3.02

State of Delaware Secretary of State Division of Corporations Delivered 01:13 PM 12/11/2012 FILED 01:13 PM 12/11/2012 SRV 121322675 – 5257046 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

FIRST:	The name of the limited liability company is APL Arkoma Holdings, LLC

SECOND:	The address of its registered office in the State of Delaware is 110 S. Poplar Street, Suite 101, New Castle County, Wilmington, DE 19801. The name of its registered agent at such address is Andrew M. Lubin.

THE UNDERSIGNED is authorized to execute and file this Certificate of Formation for the purpose of forming the Company as a limited liability company pursuant to the laws of the State of Delaware, and accordingly has hereunto set her hand this 11th day of December, 2012.

/s/ Lisa D. Schumm
Lisa D. Schumm, Authorized Person

LW:714595.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

APL ARKOMA HOLDINGS, LLC

1.	Name of Limited Liability Company:

APL ARKOMA HOLDINGS, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

SECOND: The address of the Company’s registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Company’s registered agent at such address is Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 14th day of December, 2012.

APL ARKOMA HOLDINGS, LLC, a Delaware limited liability company

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member

	By:	/s/ Gerald R. Shrader
Gerald R. Shrader
Senior Vice President

LW:715389.1